UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2015

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chief Medical Officer

On September 23, 2015, Lynn Seely, M.D., Medivation, Inc.’s Chief Medical Officer, advised Medivation that she plans to retire from her position at Medivation effective October 15, 2015. Subsequently, Medivation and Ms. Seely entered into a separation agreement pursuant to which Dr. Seely’s employment will terminate on October 15, 2015. Pursuant to the separation agreement, Dr. Seely will receive, as severance benefits, (a) six months base salary, (b) her annual target bonus for 2015 ($315,000), (c) reimbursement of COBRA premiums through April 15, 2016, or, if earlier, her death or eligibility for health insurance through a new employer, and (d) extension of the post-termination exercise period of her options to acquire Medivation common stock to April 15, 2017 (but not later than the expiration of the 10-year term of any such option). In addition, the separation agreement provides that, in consideration for the severance benefits she is receiving, Dr. Seely will perform consulting services to Medivation until April 15, 2016. The separation agreement contains a nondisparagement obligation on both parties, and a standard release of claims and nonsolicitation obligation on the part of Dr. Seely.

Employment of New Principal Accounting Officer

On September 28, 2015, Lily Yang commenced employment with Medivation as Vice President, Finance & Accounting and, in this capacity, will also serve as Medivation’s Principal Accounting Officer. Richard Bierly, Medivation’s Chief Financial Officer, served as Principal Accounting Officer until Ms. Yang’s commencement of employment in that role.

Pursuant to an offer letter entered into between Ms. Yang and Medivation, Ms. Yang will receive an annual salary of $375,000, her annual target bonus will be 40% of base salary, and she will receive a one-time bonus of $100,000, repayable on a pro rata basis if she voluntarily leaves Medivation within one year from the date of employment. Pursuant to the offer letter, Ms. Yang also received a stock option to acquire 33,388 shares of Medivation common stock, and restricted stock units to acquire 16,694 shares of Medivation common stock. In addition, contingent on Ms. Yang’s satisfactory job performance, Ms. Yang will receive a stock option and restricted stock units with a targeted total equity value of $1 million in conjunction with Medivation’s annual review process in the first quarter of 2016. The stock options have been and will be granted with an exercise price equal to the fair market value of Medivation’s common stock on the date of grant and will vest over four years, and the restricted stock units will vest over three years, subject in each case to accelerated vesting upon a change of control of Medivation.

Ms. Yang, age 43, joins Medivation after 12 years with Gilead Sciences, Inc. Most recently, from May 2014 to September 2015, Ms. Yang served as Gilead’s Vice President and Corporate Controller overseeing a worldwide team across several geographies with responsibilities for revenue and collaborations, SEC reporting, technical and corporate accounting and Sarbanes-Oxley. From August 2010 to May 2014, Ms. Yang served as Gilead’s Senior Director and Assistant Controller where she lead a team of over 35 people with key disciplines including revenue and collaborations, SEC reporting, technical and corporate accounting and Sarbanes-Oxley, and worked cross-functionally with stock administration, treasury, investor relations, tax and financial planning and analysis. Prior to Gilead, Ms. Yang was at, among other companies, General Electric Financial Advisors and Arthur Andersen. Ms. Yang holds a B.S. in Accounting and Managerial Information Systems from Boston University and is a certified public accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: September 29, 2015	By:	/s/ Richard A. Bierly
Richard A. Bierly Chief Financial Officer